Exhibit 10.20

Virage Logic Corporation

FY2008 Executive MBO Plan

1. Purpose

The Virage Logic Corporation FY 2008 Executive MBO Plan (the “Plan”) is intended to: (i) enhance shareholder value by promoting direct linkages between key executive contributions and company performance; (ii) support achievement of the business objectives of Virage Logic Corporation and its subsidiaries (the “Company”); and (iii) promote retention of key executives.

2. Effective Date

This Plan is effective for the Company’s 2008 fiscal year beginning October 1, 2007, through September 30, 2008 (the “Fiscal Year”). This Plan is limited in time and will expire automatically on September 30, 2008 (“Expiration Date”). This Plan also supersedes all prior bonus or incentive plans, whether with the Company or any subsidiary or affiliate thereof, or any written or verbal representations regarding the subject matter of this Plan.

3. Administration

(e)	The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Administrator”). The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which executives are eligible to participate in the plan, (b) prescribe the terms and conditions of Payouts (as further defined in Section 5 below, the “Payouts”), (c) interpret the Plan and the Payouts, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) interpret, amend or revoke any such rules. The Chief Financial Officer, Director of Human Resources and the Worldwide Corporate Controller will be responsible for implementing the Plan.

(f)	All determinations and decisions made by the Administrator, the Board, and any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

(g)	The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to the CEO, except as to matters concerning the CEO.

(h)	The Company shall provide a summary description of the Plan to each Participant (as defined in Section 4) The Participants, or the CEO, shall provide the Administrator quarterly updates of progress toward the MBOs at the regularly scheduled Compensation Committee meetings.

4. Eligibility

All executives directly reporting to the CEO and certain other executives may be eligible to participate in this Plan, provided he or she is designated by the Administrator as a participant and as to whom the Administrator has not, in its sole discretion, withdrawn such designation (a “Participant”) and he or she meets all the following conditions:

f.	is employed by the Company as a full-time regular employee at the time of payout

g.	is not concurrently participating in a sales incentive or commission plan, or in any other profit sharing or bonus plan provided by the Company without the express approval of the Administrator;

h.	executives who begin employment or otherwise become eligible for participation will do so on a pro-rated basis based on complete weeks.

i.	has not transferred to a position with the Company that is not eligible for participation in the Plan (as determined in the Administrator’s sole discretion) is not subject to a performance improvement plan or other disciplinary actions

5. Plan Metrics

The Payout under this Plan for each Participant will be calculated based upon the following formula:

(S (goal weighting * goal achievement)) * On Target Bonus

The Goal Weighting is the percentage weight assigned to each individual goal with the sum of the goal weightings equal to 100%.

Goal Achievement is a percentage of goal achievement as graded by the CEO for all participants except the CEO, whose grading will be done by the Administrator.

Goals may not exceed 100% achievement for linear goals. Some goals are binary, meaning that their achievement is either 100% or 0%. These binary goals may not exceed 100%.

On Target Bonus is the number of restricted stock units (“RSUs”) assigned to each executive calculated as the monetary value of the RSUs as a percentage of the executive’s base salary.

There are two financial hurdles which must be met before any MBO bonuses may be paid. Revenue must be at least 90% of Annual Operating Plan and earnings per share must be at least 80% of Annual Operating Plan. If these two conditions are not met there will be no MBO bonus payout. There is a target bonus for each participant for the year; each quarter’s target bonus is 25% of the individual’s target bonus for the year.

There will be a 50% holdback on the payment of the first two quarterly payments to cover the possibility of achieving the first two sets of objectives, but missing the last two by such an amount that the total year does not meet threshold targets.

6. Timing and Form of Payment of Payouts

Subject to the terms and conditions of this Plan, Payouts shall be made on a quarterly basis within 30 days after the public announcement of the Company’s quarterly financial results.

The bonus shall be paid in the form of RSUs with immediate vesting.

7. Plan Changes; No Entitlement

The Compensation Committee of the Board may at any time amend, suspend, or terminate this Plan, including it may amend the Plan so as to ensure that no amount paid or to be paid hereunder shall be subject to the provision of Internal Revenue Code Section 409A(a)(1)(B). Nothing in this Plan is intended to create an entitlement to any employee for any incentive payment hereunder.

8. General Provisions

(g)	Tax Withholding. The Company shall withhold all applicable taxes from any Payout, including any federal, state and local taxes. RSUs shall be net settled, meaning that the Company shall pay any federal, state and local taxes incurred by the vesting of the RSUs and withhold RSU shares from the executive in settlement of the taxes.

(h)	No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without cause. Employment with the Company is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time, to terminate any individual's employment with or without cause without regard to the effect it might have upon him or her as a Participant under this Plan.

(i)	Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

(j)	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(k)	Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

(l)	Entire Agreement. This Plan, and any resolutions of the Compensation Committee of the Board amending the Plan, is the entire understanding between the Company and the executive regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, or employment contracts whether with any subsidiary, or affiliate thereof (including Virage Logic Corporation) or any written or verbal representations regarding the subject matter of this Plan. Participation in this Plan during the Fiscal Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.